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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                                              June 21, 2006

                         PARKVALE FINANCIAL CORPORATION
                  DECLARES REGULAR QUARTERLY CASH DIVIDEND AND
                   ANNOUNCES A NEW 5% STOCK REPURCHASE PROGRAM

     Parkvale Financial Corporation, Monroeville, PA (NASDAQ: PVSA) announced that at its meeting held on June 20, 2006 the Board of Directors declared a quarterly cash dividend of $0.20 per share to stockholders of record at the close of business on June 30, 2006, payable on July 26, 2006.

     Parkvale also announced the authorization of a new stock repurchase program effective July 1, 2006 which authorizes the purchase of up to 283,400 shares, representing 5% of the Company's outstanding common stock. The stock repurchases will be made periodically throughout fiscal 2007 at prevailing market prices in open-market transactions. Robert J. McCarthy, Jr., President and Chief Executive Officer, stated: "The repurchase program allows us to continue our commitment to shareholders as we demonstrate our confidence in Parkvale's future prospects." Additionally, Parkvale noted the current stock repurchase program expires on June 30, 2006. The current program has resulted in the acquisition of 66,535 shares to date.

     Parkvale Financial Corporation is the parent of Parkvale Bank, which has 47 offices in the Greater Pittsburgh and surrounding areas. The Bank had assets of $1.9 billion at May 31, 2006.

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Contact: Robert J. McCarthy, Jr.             Timothy G. Rubritz
         President and CEO                   Chief Financial Officer
         (412) 373-4815                      (412) 373-4817
                                             email: timothy.rubritz@parkvale.com